Warner-Lambert and American Home Products to
             Merge, Creating World's No. 1 Pharmaceutical and
                     Consumer Health Products Company

     Combination Has $26 Billion in Sales, $145 Billion Market Cap, Complementary Products, Powerful Pharma Pipeline, $3 Billion R&D
                  Budget and World Class Consumer Brands

MADISON, N.J. and MORRIS PLAINS, N.J., Nov. 4,1999 -- American Home Products (NYSE: AHP) and the Warner-Lambert Company (NYSE: WLA) today announced a definitive merger agreement that will create the world's largest pharmaceutical and consumer health products company. The combined company will have pro forma sales of $26 billion, a market capitalization of approximately $145 billion, complementary products in many therapeutic categories, a powerful pipeline of innovative future drugs, strong biotech capabilities and one of the industry's largest R&D budgets at nearly $3 billion.

The new company's blockbuster pharmaceutical products include Lipitor, a $3.6 billion anti-cholesterol drug; Premarin, a $1.8 billion hormonal therapy for menopausal women; Neurontin, a $875 million epilepsy treatment; Effexor, a $740 million antidepressant; and four other drugs each with over $500 million in annual sales. The new company, which will be called AmericanWarner Inc., has an impressive array of innovative new products and a robust pipeline in such areas as insomnia, cholesterol reduction, organ transplant rejection, hemophilia, cancer and invasive pneumococcal disease. In biotechnology, AmericanWarner, Inc. will benefit from Warner-Lambert's ownership of Agouron and AHP's ownership of Genetics Institute and its majority stake in Immunex.

AmericanWarner, Inc. will also have some of the world's best known consumer health brands including Advil, Listerine, Centrum, Halls, Robitussin, Benadryl, Sudafed, Zantac 75, Rolaids, Dimetapp, Chapstik, Lubriderm, Neosporin and Preparation H.

On a pro forma basis, AmericanWarner, Inc.'s $26 billion of estimated 1999 sales will be approximately 66% from pharmaceuticals, 17% from consumer health care products and 17% from other non-health care businesses including agricultural and confectionery products.

Under the terms of the merger-of-equals transaction, which has been unanimously approved by both boards of directors, Warner-Lambert's shareholders will receive 1.4919 shares of AmericanWarner, Inc. for each Warner-Lambert share.

American Home Products shareholders will receive AmericanWarner shares on a one-for-one basis. Both companies' shareholders will own approximately 50 percent of the combined company. The transaction will be accounted for as a pooling of interests and will be tax free to the shareholders of both companies.

AmericanWarner, Inc. is expected to achieve higher earnings growth than either company could expect to achieve on its own. AmericanWarner, Inc. plans to achieve annual cost savings of approximately $1.2 billion to be fully phased in by the third year after closing.

AmericanWarner's board of directors will consist of 20 members, 10 each from Warner-Lambert and AHP. John R. Stafford, AHP's Chairman, President and Chief Executive Officer, will serve as Chairman for 18 months after closing and chair the Board's Executive Committee. Lodewijk J.R. de Vink, Warner-Lambert's Chairman, President and Chief Executive Officer, will serve as CEO of AmericanWarner, Inc. and will become Chairman upon Mr. Stafford's retirement as Chairman. Mr. Stafford will continue as chairman of the Executive Committee and remain on the board until age 65.

"This merger is an ideal strategic combination that will create exceptional long-term growth and value for the shareholders, customers and employees of both companies," said Mr. Stafford. "With one strong leadership team, we will move quickly to integrate these two complementary companies to achieve cost synergies and take full advantage of our extraordinary growth potential on a global scale."

Said Mr. de Vink, "We are bringing together two strong and compatible companies in the pharmaceutical industry to create an outstanding new company with the potential to achieve clear global leadership in both pharmaceutical and over-the-counter products. Our combined resources will enable us to accelerate the discovery, development and availability of many innovative and medically important new therapies. We are committed to leveraging our knowledge and our investments in biotechnology to improve the lives of patients. We also have a tremendous opportunity to significantly improve shareholder value."

The transaction is expected to close in the second quarter of year 2000, subject to antitrust clearance, approval by both companies' shareholders and other customary conditions. The companies have granted each other customary cross options and have agreed to reciprocal fees upon termination of the agreement of up to $2 billion in certain circumstances.

The corporate headquarters for the new company will be located in Madison, New Jersey. The pharmaceutical business will be headquartered in Radnor, Pennsylvania. The consumer health and nutrition business will be in Morris Plains, New Jersey. Present plans are that other divisions will remain in their current locations.

Anthony H. Wild Ph.D., Warner-Lambert President, Pharmaceutical Sector, will head the pharmaceutical business, and Robert A. Essner, AHP's Executive Vice President, will lead all other businesses including consumer health care and nutrition, confectionery, agricultural and animal health. Ernest J. Larini, currently Warner-Lambert's Executive Vice President and Chief Financial Officer, will be CFO. Louis L. Hoynes, Jr. currently AHP's Senior Vice President and General Counsel, will be General Counsel.


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

American Home Products is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of prescription drugs and over-the-counter medications. It is also a global leader in vaccines, biotechnology, agricultural products and animal health care. In 1999, its revenues are expected to approach $14 billion and the company will invest $1.8 billion in research and development. It employs 52,000 people worldwide.

Warner-Lambert is a global company devoted to discovering, developing, manufacturing and marketing quality pharmaceutical, consumer health care, and confectionery products. Its central research focus is on heart disease, diabetes, infectious diseases, disorders of the central nervous system and women's health care. In 1999, its revenues are expected to exceed $12 billion and the company will invest more than $1.2 billion in research and development. It employs more than 43,000 people worldwide.

Statements made in this press release that state "we will," "we expect," or otherwise state the companies' predictions for the future are forward-looking statements. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in each Company's annual report on Form 10K-A for the year ended December 31, 1998 filed with the U.S. Securities and Exchange Commission. For a copy of these filings, call the media contacts listed on this press release.

CONTACTS:
American Home Products                     Warner-Lambert

Investor Contact:                          Investor Contact:

Tom Cavanagh                               George Shields
(973) 660-5706                             (973) 540-6916
email                                      email

Media Contact:                             Media Contact:

Lowell Weiner                              Carol Goodrich
(973) 660-5013                             (973) 540-3620
email                                      email













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